EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-97900, 333-20191, 333-51143, 333-46588, and 333-119329 on Form S-8 of our reports relating to the financial statements of Washington Federal, Inc. dated November 4, 2005, incorporated by reference in the Annual Report on Form 10-K and management’s report on the effectiveness of internal control over financial reporting dated November 4, 2005, appearing in the Annual Report on Form 10-K of Washington Federal, Inc. for the year ended September 30, 2005.

/s/ Deloitte & Touche, LLP

Seattle, Washington

November 4, 2005